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                                                                   EXHIBIT 21.01




                                  Subsidiaries



                             STATE OF              OTHER NAMES FOR
COMPANY                      INCORPORATION         TRANSACTING BUSINESS
-------                      -------------         --------------------

AMS Industries, Inc.
(formerly Cudahy Company)     Delaware                   -------

Frank's Nursery &
Crafts, Inc.                  Michigan                   -------

General Host Holding
Corp.                         New York                   -------


The names of all other subsidiaries are omitted since, considered in the aggregate as a single subsidiary, they would not have constituted, as of the fiscal year ended January 26, 1997, a "significant subsidiary," as that term is defined in Rule 1.02(w) of Regulation S-X.